Exhibit 99.1

CONTACT:

VIVUS, Inc.	Vida Communication
Timothy E. Morris	Stephanie Diaz & Tim Brons
Chief Financial Officer	415-675-7400
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS to Host Analyst Day Webcast on Thursday, May 18th

MOUNTAIN VIEW, Calif., May 16, 2006 – VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products addressing obesity and sexual health, today announced that it will host a webcast of the company’s Analyst Day meeting on Thursday, May 18th from 12:00 p.m. to 2:30 p.m. (EDT).

During the Analyst Day program, VIVUS management and clinical investigators will provide a detailed update on all product programs including:

•                  Qnexa™ – Presentation of positive Phase 2 data and discussion of the obesity market by Dr. Thomas Najarian, a leading obesity expert and inventor of Qnexa, as well as by VIVUS management

•                  Evamist™ - Presentation of positive Phase 3 data by Dr. John Buster, Professor, Baylor College of Medicine, and principal investigator for Evamist™ trial

•                  ALISTA™ - Presentation of data from Phase 2B program for the treatment of Female Sexual Arousal Disorder (FSAD) by Dr. Marc C. Gittelman, Executive & Clinical Director, South Florida Medical Research, a leading expert in sexual health and investigator for ALISTA™ trial

•                  Testosterone MDTS® - Presentation of data from completed Phase 2 program for the treatment of Hypoactive Sexual Desire Disorder (HSDD) also by Dr. John Buster

•                  Avanafil - Presentation of data from completed Phase 2 program for the treatment of Erectile Dysfunction (ED) also by Dr. Marc Gittelman

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040   Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

Analyst Day Webcast:

A live webcast and 30-day archive of the Analyst Day event can be accessed at www.vivus.com.

About VIVUS

VIVUS Inc. is a pharmaceutical company dedicated to the development and commercialization of next-generation therapeutic products addressing obesity and sexual health. VIVUS has four products that are positioned to enter Phase 3 clinical trials, and one product that has completed Phase 3 evaluation, for which an NDA is anticipated to be submitted to the U.S. Food and Drug Administration (FDA) in late 2006. The pipeline includes: Qnexa™, for which a Phase 2 study has been completed for the treatment of obesity; ALISTA™, for which a Phase 2B program is ongoing for the treatment of Female Sexual Arousal Disorder (FSAD); Testosterone MDTS®, for which a Phase 2 program has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); Evamist™, for which a Phase 3 program has been completed for the treatment of menopausal symptoms; avanafil, for which a Phase 2 program has been completed for the treatment of erectile dysfunction (ED); and, MUSE®, which is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2005 and periodic reports filed with the Securities and Exchange Commission.

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